Exhibit 99.1

Gilbert “Alejandro” Huerta Joins Flexsteel Industries, Inc.

as Chief Financial Officer

Dubuque, Iowa – May 24, 2022 – Flexsteel Industries, Inc. (NASDAQ:FLXS), today announced that Alejandro Huerta will join Flexsteel and assume the role of Chief Financial Officer, Treasurer & Secretary on June 1, 2022, and Derek P. Schmidt will expand his responsibilities as Chief Operating Officer.  Mr. Huerta brings over 18 years of progressive financial leadership and general management experience driving profitable growth across multiple industries including consumer products, hospitality and powersports.

Mr. Huerta most recently served as the Chief Financial Officer for Tucker Powersports,  a leading distributor in the powersports industry. In this role, Mr. Huerta had executive responsibility for finance, accounting, information technology and risk management, where he led the turnaround of the business through cost reduction, automation, and financial integration projects.  He also led major global bottom and top-line initiatives including footprint rationalization and global business strategy implementation and developed a strong culture of accountability by providing a clear understanding of business decisions impact on financial results.

“We are pleased to welcome Alejandro to the Flexsteel team.  His proven financial and operational experience in continuously improving business results will be instrumental to Flexsteel’s return to profitable growth and value creation for all shareholders,” said Jerry Dittmer, President and Chief Executive Officer of Flexsteel. “We are equally excited about Derek’s expanded focus on driving operational excellence and product innovation as he continues in his role of Chief Operating Officer.”

Professional Background of Alejandro Huerta

Prior to joining Tucker Powersports, Mr. Huerta worked as an interim executive for multiple PE held portfolio companies. Prior to that he worked for Jarden Corporation (now known as Newell Brands), spending five years in the corporate office before moving into the operating businesses where he focused on expanding his knowledge as an operational finance  leader, delivering best in class results across multiple business units in multiple geographic regions. Over the course of eleven years, Mr. Huerta rose to the position of Vice President of Finance for Jarden Home Brands. In that role, he held full accountability for the results of a  $500+ million revenue operating business across a North America wide network of manufacturing plants and warehouses. From 2011 to 2015, Mr. Huerta held various director level and management roles at Pure Fishing, a global provider of fishing tackle, lures, rods and reels, where he led multiple organizational changing projects and developed and implemented multiple reporting tools, data analysis, system improvements and forecasting methodologies that significantly improved forecasting, reporting and planning process timelines.

Mr. Huerta holds an MBA, from the University of Connecticut and a BBA, from Western New Mexico University.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers and online marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its eCommerce channel and direct sales force.

For more information, visit our website at http://www.flexsteel.com.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc. 563-585-8383

investors@flexsteel.com